Exhibit 99.1

Public relations contact
Ramona Redlingshafer
Adobe
redlings@adobe.com

Investor relations contact
Jonathan Vaas
Adobe
ir@adobe.com

FOR IMMEDIATE RELEASE
Adobe Names Melanie Boulden to its Board of Directors
SAN JOSE, Calif. - Oct. 5, 2020 - Adobe (Nasdaq:ADBE) today announced the appointment of Melanie Boulden to its board of directors, effective Oct. 5, 2020. The addition of Boulden expands Adobe’s board of directors from 10 to 11 members.
Boulden is currently President of the Stills Business Unit for Coca-Cola North America (CCNA), where she leads CCNA’s water, active hydration, tea and coffee businesses. Beginning January 2021, she will be appointed as Chief Marketing Officer of CCNA and provide oversight to its multibillion dollar portfolio that includes brands like Coca-Cola, Sprite, Smartwater and Honest Tea. Prior to joining Coca-Cola in August 2019, Boulden was the global head of Marketing and Brand Management at Reebok, where she reignited Reebok’s connection to pop culture, entertainment, fitness and fashion. She also served as senior vice president of Global Marketing at Crayola and spent several years at Kraft Foods and Henkel Consumer Goods in various marketing and general management positions. She has been recognized as one of Ad Age’s 2019 U.S. Women to Watch. Boulden holds a Bachelor of Science degree from Iowa State University and an M.B.A. from The University of Iowa.
“We are thrilled to welcome Melanie to Adobe’s board. Melanie brings a wealth of experience in marketing and consumer products, and we will benefit greatly from her expertise and counsel as Adobe continues to empower every creator, power digital businesses and broaden our appeal to more audiences,” said Shantanu Narayen, chairman, president and CEO, Adobe.

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